Exhibit 10.1

DATED 21 FEBRUARY 2014

(1) DANIEL STEWART & COMPANY PLC AND (2) ENOVA SYSTEMS INC. AGREEMENT FOR THE PROVISION OF RECEIVING AGENT SERVICES

DATE: 21 February 2014

PARTIES:

(1)	DANIEL STEWART & COMPANY PLC , a company registered in England with registered number 02354159 and having its registered office situated at Becket House, 36 Old Jewry, London EC2R 8DD (“DS”); and

(2)
ENOVA SYSTEMS INC (incorporated and registered in the State of California, USA with registered no. 0000922237) whose registered office is at 2945 Columbia St, Torrance, California (USA) 90503 (the “Company”),

each a “party” and together the “parties”.

BACKGROUND:

A.	The Company will be issuing ordinary shares via a subscription which will then be admitted to trading on the AIM market of the London Stock Exchange.

B.	DS has agreed to provide receiving agent services to the Company in connection with the Subscription Monies.

C.	The Company wishes to appoint DS as its receiving agent to provide, or procure the provision of the Services (being the receiving agent services), on the terms and conditions set out below.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Unless the context otherwise requires, when used herein, the following words and expressions shall have the meanings ascribed below:

“Affiliate”
means, in respect of a party, any company which is a direct or indirect “holding company” or “subsidiary” of that party or the direct or indirect “subsidiary” of such “holding company”, as such terms are defined in section 1159 of the Companies Act 2006;

“Agreement”	means this agreement and all Schedules attached to it;

“Articles”	means the articles of incorporation and the by-laws of the Company as amended from time to time;

“Common Shares”	means the common shares of no par value in the Company;

“Effective Date”	means the date of this Agreement;

“Engagement Letter”	the letter dated 28 January 2014 from Daniel Stewart to the Company confirming the scope of the engagement of Daniel Stewart with the Company in connection with the Subscription;

“Fees”	means the fees payable under the terms of this Agreement as set out in the Engagement Letter;

“Forms of Confirmation”	means the letters dated 11 February 2014 pursuant to which the Subscribers have subscribed for the Subscription Shares pursuant to the Subscription;

“Prospectus Directive”	means the Prospectus Directive (2003/71/EC) and the Prospectus Regulation (809/2004);

“Registrar”	means Computershare Investor Services (CI) Ltd, Queenway House, Hilgrove Street, St Helier JE1 1ES;

“Services”
means the receiving agent services to be provided by DS, as set out in the Services Schedule attached hereto as Schedule 1 or such replacement Services Schedule issued pursuant to clause 5, from time to time;

“Subscribers”	means the subscribers for Subscription Shares pursuant to the Subscription;

“Subscription”	means the subscription of the Subscription Shares at the Subscription Price to Subscribers pursuant to the Forms of Confirmation;

“Subscription Monies”	means monies received by DS from subscribers in relation to the issuance of Ordinary Shares by the Company;

“Subscription Price”	means .0075 pence per Ordinary Share; and

“Subscription Shares”	means the new Ordinary Shares being issued by the Company pursuant to the Subscription.

1.2
References in this Agreement to a “clause” or “Schedule” shall mean a clause, or Schedule of this Agreement.  References to legislation, regulations, orders or rules shall mean such legislation, regulations, orders or rules, as amended from time to time or any replacement legislation, regulations, orders or rules, from time to time.

1.3	Any reference in this Agreement to a “day” means a business day, which is not a Saturday or Sunday and on which the London Stock Exchange is open for business.

1.4	Clause headings are for convenience only and do not affect the interpretation of this Agreement.

2.	APPOINTMENT AND DS’S DUTIES

2.1	DS’s appointment

From the Effective Date, the Company appoints DS, which accepts such appointment, to be its receiving agent to provide the Services on the terms and conditions set out in this Agreement.

2.2	Performance standards

DS shall use all reasonable skill and care in the performance of its obligations under this Agreement and shall maintain all necessary authorisations and other approvals in compliance with all applicable statutory, legal, and regulatory requirements in force in England (“Regulatory Requirements”) for the provision of the Services.

2.3	Proper Instructions

(a)
DS shall accept, and shall be entitled to act upon, proper and reasonable instructions in relation to the Services, which may be given to DS from time to time, as described in this clause (“Proper Instructions”).

(b)
Proper Instructions shall, for the purposes of this Agreement, mean written, emailed, facsimiled or any other electronic instructions in respect of the Services issued or purported to be issued by any person(s) authorised by the Company, (including, but not limited to, the Company’s corporate advisers/brokers, solicitors or principal registrar, where relevant).  When acting pursuant to Proper Instructions, DS shall not be under any duty to make any enquiry as to the genuineness or authenticity of such instructions so long as the instructions reasonably appear to be genuine and authentic and do not contain any manifest error on their face.

(c)
Where DS receives evidence of the authority of any person(s) to act under sub-clause (b) above, it will consider such authority in full force and effect until receipt of written notice to the contrary from the Company.

(d)	In instances agreed in advance with DS, DS may also act pursuant to Proper Instructions given by telephone provided that written confirmation of such instructions is sent to DS as soon as practicable.

2.4              Service continuity

DS will take all reasonable steps to:

(a)	ensure the continued performance and operational resilience of the Services by means of contingency, back-up and disaster recovery facilities and processes; and

(b)	fully restore the Services as soon as practicable in the event of non-availability or failure of DS’s systems for whatever reason.

2.5	Money Laundering

DS will be responsible for verifying the identity of applicants as required by the Money Laundering Regulations 2007 and for carrying out all procedures and keeping all records required by these regulations and guidance issued pursuant to them. Notwithstanding the above DS acknowledges that the Company reserves the right to verify the source of funds received from the applicants and DS will assist or procure that DS’ advisors assist (as applicable) in such verification if requested to do so.

3.	THE COMPANY’S DUTIES

3.1	Information and assistance

The Company undertakes to perform this Agreement in compliance with all the Regulatory Requirements applicable to it, including its Articles, and to:

(a)
give such information or assistance as shall be reasonably necessary to enable DS to perform its obligations under this Agreement, such information to include a list of the Subscribers, and copies of the Forms of Confirmation the Company has received; and

(b)
promptly provide and/or instruct at the Company’s expense any third parties (including but not limited to, where relevant, corporate advisers/brokers, solicitors, Euroclear UK & Ireland, the Company’s registrar, as applicable) to provide such information, records and other materials as DS may, from time to time, request to enable it to perform the Services.

The Company acknowledges that DS will need to liaise (where applicable) with the Registrar prior to the Effective Date in connection with the provision of the Services.  The Company authorises DS to contact the Registrar directly in connection with the provision of the Services both before and after the Effective Date and shall procure that the Registrar promptly provides all reasonable assistance to DS as it may require to assist DS in providing the Services.

3.2	Due diligence

DS reserves the right to carry out due diligence on the Company pursuant to the Money Laundering Regulations 2007, the Proceeds of Crime Act 2002, the Terrorism Act 2000, any other relevant legislation and good industry practice.  The Company agrees to promptly provide all relevant documentation and information reasonably requested by DS and the provision of the Services shall be conditional on the satisfactory completion of such due diligence process.  Where a suitable introduction certificate has been provided to DS by the Company’s advisors the amount of such documentation and information is likely to be significantly reduced.

3.3	Exclusive appointment

The Company shall not instruct any third party to provide, and shall not itself provide, services similar to the Services during the term of this Agreement.

4.	TERM

This Agreement shall commence on and from the Effective Date and shall, unless earlier terminated in accordance with clause 14, continue until the completion of the Services.

5.	CHANGE CONTROL PROCEDURE

5.1
Any request by a party to this Agreement (the “Requesting Party”) for a change to the scope of the Services shall be reasonably considered by the other party (the “Other Party”).  Both parties, acting reasonably at all times, agree to discuss the proposed change(s) and negotiate any consequential amendments required to this Agreement as a result including, without limitation, the time and costs within which implementation can be achieved and the impact on the Fee from the date of the implementation of the change. Changes required as a result of changes to the Regulatory Requirements shall become effective as soon as practicable following the request from the Requesting Party.  No other change to this Agreement shall be effective unless it is in writing and signed by or on behalf of each party.

6.	PAYMENT OF FEE AND EXPENSES

6.1	In consideration for the provision of the Services the Company shall pay the Fees to DS.

6.2	In addition, DS is entitled, under the Engagement Letter, to recover from the Company all reasonable out of pocket expenses incurred in connection with the Agreement (“Expenses”)

6.3	DS will invoice the Company according to the terms of the Engagement Letter and the Company shall pay such invoice according to the payment terms set out in the Engagement Letter.

6.4	DS shall deduct all sums payable to DS under the terms of the Engagement Letter (plus VAT as applicable) from the proceeds of the Subscription on production of an invoice to the Company.

6.5
DS shall be entitled to charge interest on any amounts owing from the Company but which are unpaid, at an annual rate equal to four percent (4%) above the base interest rate established by DS’s main UK bank, from time to time, from one calendar month after the due date until the date of payment in full.

6.6
The Fee and any expenses or disbursements incurred in connection with the provision of Services are quoted exclusive of any value added tax (“VAT”), which shall be payable by the Company in addition thereto (unless an exemption applies).

6.7	The parties acknowledge that the Fee for the Services have been calculated taking into account the recoverability of input VAT wholly or partly attributable to the provision of the Services.

6.8
Where as a result of any change of law, any new or amended VAT ruling, any new or altered practice or interpretation of H.M. Revenue & Customs (“HMRC”) or any court or tribunal decision (which events shall be referred to individually or collectively as a “Change of Law”) DS revises the Fee to take into account any resulting irrecoverable input VAT or increased recoverable VAT, any resulting increase in the Fee will be payable (plus VAT if applicable) by the Company.

6.9
Where as a result of any Change of Law the Fee for Services already supplied are deemed, as a result of such change, to have borne an amount in respect of VAT which was not VAT properly due thereon (“Overpaid VAT”) and the Company requests in writing that DS seeks a refund of the Overpaid VAT from HMRC, DS shall take all reasonable action to claim a refund of the Overpaid VAT to the fullest amount permitted under UK legislation and will remit to the Company a sum equal to the amount actually received from HMRC in respect of such claim, less any costs and expenses incurred in relation to the claim.

6.10
DS shall not be required to take any action referred to in clause 6.9 which involves engaging in any litigation or dispute with HMRC or any other tax authority or any third party, and shall not be obliged to take or omit to take any action which it, in its sole discretion, believes is or could be contrary to the interests of its business.

6.11	For the avoidance of doubt, save in accordance with clause 6.9, DS shall have no liability to pay any amount to the Company in respect of any Overpaid VAT.

7.	MATERIAL INTEREST

DS hereby notifies and discloses to the Company that it and its Affiliates:

(a)	undertakes similar services to those provided under this Agreement for other companies;

(b)	may act as agent or make arrangements for the Company or on its instructions in relation to transactions in which it is also acting for other companies; and

(c)	may from time to time receive and retain remuneration from a third party in consequence of performing its functions under this Agreement.

8.	DS WARRANTIES

8.1	DS warrants that:

(a)	it has full capacity and authority and all the necessary consents to enter into and to perform this Agreement and to provide the Services; and

(b)	this Agreement is executed by its duly authorised representative with full power and authority to bind DS.

8.2
The warranties specified in this clause 8 are without prejudice to the other warranties expressed in this Agreement.  Each such warranty shall be construed as a separate warranty and shall not be limited or restricted by reference, or inference from, the terms of the other warranty or any other term.

8.3	DS acknowledges and agrees that compliance by it with each such warranty shall not relieve it of any of its other obligations under this Agreement.

9.	COMPANY WARRANTIES

9.1	The Company warrants that:

(a)	it has full capacity and authority and all necessary consents to enter into and to perform this Agreement;

(b)	this Agreement is executed by its duly authorised representative with full power and authority to bind the Company;

(c)	all the responses and information provided to DS by the Company in connection with the provision of the Services are true, accurate and not misleading in any material respect;

(d)	the Subscription falls within one of the available exemptions under the Prospectus Directive such that a prospectus is not required; and

(e)
the Subscription and allotment and issue of the Subscription Shares pursuant to the Subscription complies and will comply with all relevant requirements of any relevant statute, statutory regulation or regulatory body in the United Kingdom or any other relevant jurisdiction and does not contravene any applicable laws.

9.2
None of the Company, its affiliates or any persons acting on its or their behalf have engaged or will engage in any 'directed selling efforts', as defined in Regulation S, with respect to the Subscription Shares.

9.3
None of the Company, its affiliates or any persons acting on its or their behalf, directly or indirectly: (a) has made or will make offers or sales of any of the Subscription Shares; (b) has solicited or will solicit offers to buy any of the Subscription Shares; or (c) otherwise has negotiated or will negotiate in respect of any of the Subscription Shares, in any case, under circumstances that would require the registration of the Subscription Shares under the US Securities Act.

9.4	The Company, its affiliates and any persons acting on its or their behalf have and will comply with the offering restrictions requirements of Regulation S.

9.5
The offering of the Subscription Shares to Subscribers pursuant to the Subscription in the manner contemplated in this Agreement will not cause the Company or any of the Directors to be in violation or breach of any provision of the US Securities Act or of the SEC Regulations.

9.6
All of the warranties specified in this clause 9 are without prejudice to any other warranties expressed in this Agreement.  Each such warranty shall be construed as a separate warranty and shall not be limited or restricted by reference, or inference from, the terms of any other warranty or any other term.

9.7
All of the warranties specified in this clause 9 are given as at the date of this Agreement and at all times during the term of this Agreement by reference to the facts and circumstances then existing.

9.8	The Company acknowledges and agrees that compliance by it with each such warranty shall not relieve it of any of its other obligations under this Agreement.

10.	LIABILITY

10.1
Subject to clauses 10.2 and 10.3, the aggregate liability of DS and its Affiliates, or its or their directors, officers, employees, or agents under this Agreement (including, but not limited to, contractual or tortious liability, including negligence and non-fraudulent misrepresentation, breach of statutory duty, restitution or otherwise) for any damage or other loss howsoever caused arising out of or in connection with this Agreement or the provision of the Services will be limited to an amount equal to one and a half times the Fee.

10.2
Notwithstanding anything to the contrary in this Agreement (but subject to clause 10.3), neither DS, or its Affiliates, or any of DS or its Affiliates’ directors, officers, employees, or agents shall have any liability of any type (including, but not limited to, contractual or tortious liability, including negligence and non-fraudulent misrepresentation, breach of statutory duty, restitution or otherwise), for any special, incidental, indirect or consequential loss or damages, or direct or indirect loss of profits, opportunity or goodwill, loss of reputation or customers or any other pure economic loss in connection with or arising out of this Agreement or the Services.

10.3	Nothing in this clause 10 excludes or limits liability for death or personal injury caused by DS’s negligence, for fraud or any other liability which cannot be excluded by law.

10.4
Nothing in this clause 10 shall exclude or limit the right of DS to recover, or the obligation of the Company to pay, any sums due and payable under this Agreement including, without limitation, the Fee.

10.5
All amounts due under this Agreement shall be paid by the Company to DS in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax as required by law).

10.6
In the event that DS relies on the Company or any third parties (including but not limited to, where relevant, corporate advisers/brokers, solicitors, Euroclear UK & Ireland or the Company’s principal and/or former registrar, as applicable) to forward, in a timely manner, documents, materials or information necessary for DS to conduct the Services or to otherwise cooperate with DS in order for DS to perform its obligations, DS shall not be liable to the Company for errors, delays or other consequences arising from such failure.

11.	INDEMNIFICATION

11.1
The Company shall indemnify, defend and hold harmless DS and its Affiliates, and its and their directors, officers, employees and agents (each, a “DS Indemnified Party”), from and against any and all losses, damages, liabilities, professional fees (including but not limited to legal fees), court costs, and expenses (collectively “Losses” incurred by the DS Indemnified Party) resulting or arising from the Company’s breach of the Agreement, and in addition any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement or the Services contemplated herein, except to the extent such Losses are determined to have resulted solely from the fraud or wilful default of the DS Indemnified Party seeking indemnity hereunder.

11.2
DS shall give the Company prompt notice of any such claim or lawsuit (including a copy of such claim or lawsuit) served upon it and shall fully co-operate with the Company and its legal representatives in the investigation of any matter the subject of indemnification.  However, failure by DS to give the Company prompt notice of any claim or lawsuit will not exclude DS from recovering Losses pursuant to Clause 11.1 above. DS shall not unreasonably withhold its approval of the settlement of any claim, liability, or action covered by this indemnification provision.

12.	CONFIDENTIALITY

12.1
It is understood that during the course of this Agreement, a party (the “Receiving Party”) may receive or be exposed to data and information that is confidential or proprietary to the other party (the “Disclosing Party”) or its licensors.  All such data and information (including but not limited to, data, documents, methodologies, software, trade secrets, personnel records, business strategies, pricing and financial arrangements and commercial affairs), whether written, machine readable or verbal, made available, disclosed, or otherwise made known to a party and its employees or Affiliates as a result of this Agreement (whether disclosed before, on or after the date of this Agreement) shall be considered confidential and shall be considered the sole property of the Disclosing Party (hereinafter “Confidential Information”).

12.2
The Confidential Information shall be used by the Receiving Party only for purposes of this Agreement.  The Receiving Party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the Disclosing Party or the terms of this Agreement to any third party without the prior written consent of the Disclosing Party, except that each party may disclose Confidential Information:

12.2.1
to its Affiliates, agents and professional advisers or as necessary in the performance of this Agreement or the Services, provided that such persons are made aware of the confidentiality obligations set out herein; and

12.2.2
to the extent obliged to do so by any Regulatory Requirement, an order of any competent judicial, governmental or regulatory body or the rules of any listing authority or stock exchange on which the party’s securities are traded.

12.3	The foregoing obligations shall not apply to Confidential Information to the extent that it can be shown, by verifiable written records:

12.3.1	to be publicly available at the time of its disclosure or to have become publicly available thereafter other than as a result of a breach of this Agreement by the Receiving Party; or

12.3.2	to have been in the possession of or to be known by the Receiving Party prior to its receipt from the Disclosing Party; or

12.3.3
to have become available to the Receiving Party from a source other than the Disclosing Party, which source is not bound by any duty of confidentiality owed in relation to such Confidential Information.

12.4
The Company agrees that DS may use the Company’s name and logo to the extent necessary for the purpose of the provision of the Services for the term of this Agreement.  The Company shall not use the name or logo of DS in any publicly issued documents, without the prior written consent of DS.

12.5
Neither this Agreement nor the disclosure of Confidential Information by one party to another shall be taken as implying an assignment, licence or transfer to the Receiving Party of patents, know-how, copyright, trade secrets any other intellectual property rights in the Confidential Information.

13.	DATA PROTECTION

13.1	Both parties shall comply at all times with the Data Protection Act 1998 (“DPA”) and any regulations made under the DPA to the extent applicable.

13.2
DS acknowledges that it holds personal data as a “Data Processor” as defined by the DPA and, in such capacity undertakes that it shall only act on the instructions of the Company and in accordance with this Agreement in relation to the processing of any personal data as part of the Services.

13.3
The Company authorises DS to use and disclose such personal data as is necessary for the performance of this Agreement and/or the Services, to any person with legal, administrative or regulatory power over DS in respect of the Services; or DS’s Affiliates who are involved in carrying out functions related to the Services including such Affiliates which are outside of the EEA in countries which do not have similar protections in place regarding the information and its use.  DS shall ensure that any such Affiliates have put in place proper security measures to ensure at least the same level of protection of the personal data as is required under the DPA.

14.	TERMINATION

14.1	Either party may terminate this Agreement:

14.1.1
if the other party commits a material breach of its obligations under this Agreement (including a payment default) which that party has failed to remedy within 14 days of receipt of a written notice to do so from the first party; or

14.1.2
if a resolution is passed or an order made for the winding-up, dissolution or administration of the other party, or if the other party is declared insolvent or if an administrator, administrative receiver, manager or provisional liquidator (or similar officer to any of the foregoing in the relevant jurisdiction) is appointed over the whole of or a substantial part of the other party or its assets or undertakings.

14.2	If this Agreement is terminated, the parties shall promptly meet to prepare a close-out schedule and DS shall cease performing all work not necessary for the orderly close-out of the Services.

14.3
Upon termination of this Agreement and against payment of all sums owing to DS by the Company, all materials and data of the Company that is readily accessible, shall be delivered to the Company in such form as is then in the possession of DS at the Company’s risk and expense.  DS, however reserves the right to retain, at its own cost, and subject to the confidentiality provisions herein, copies of all materials that may be needed to satisfy Regulatory Requirements or resolve disputes regarding the Services, where applicable.

15.	FORCE MAJEURE

15.1
Neither party will be liable to the other for a delay or failure to carry out any of its obligations under this Agreement to the extent to which this is caused by any event beyond the reasonable control of the relevant party including, without limitation, strikes, labour disputes, natural disasters, war, riot, vandalism, terrorism, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction or any overriding emergency procedures, failures of utility or telecommunications supply, accident, breakdown of plant or machinery, fire, flood and storm (“Force Majeure”).  Notwithstanding the foregoing, nothing in this Agreement shall excuse a delay or failure to comply with a payment obligation under it.

15.2
The party whose performance has been delayed or prevented by Force Majeure shall promptly notify the other party on becoming aware of the Force Majeure and both parties shall take all reasonable steps to overcome and mitigate the effects of Force Majeure by the operation of contingency plans, back-up or disaster recovery or other relevant procedures as soon as reasonably practicable.

16.	ASSIGNMENT AND SUBCONTRACTING

16.1
The parties cannot assign any of their contractual rights and obligations referred to in this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld), save that DS may assign its rights and obligations to any of its Affiliates, provided that, in its reasonable opinion, such Affiliate has the necessary expertise and resources to carry out such obligation.

17.	GENERAL

17.1	Notices

17.1.1
Any notice required or permitted to be given under this Agreement shall be sent, in writing, to the address or number set out below or to such other address or number notified in accordance with clause 17.1.2, and shall be deemed given:

(a)	on the date received if delivered personally or by an overnight delivery service;

(b)	two (2) business days after the date of posting if sent by first class post;

(c)	five (5) business days after the date of posting if sent by airmail; or

(d)         upon dispatch if sent by fax,

in the case of the Company to:

2945 Columbia St
Torrance
California
USA
90503

Attention: John Micek

in the case of DS to:

Daniel Stewart & Company Plc
Becket House
36 Old Jewry
London EC2R 8DD

Fax: 020 7776 6599

Attention: Head of Corporate Finance

17.1.2	Either party may amend its details for service of notices at any time by written notice to the other party.

17.2	Non-waiver

No failure, delay, relaxation or forbearance on the part of either party in exercising any right, power or privilege provided by law or under this Agreement will operate as a waiver of it, nor will any single or partial exercise of it preclude any further exercise or the exercise of any other right, power or privilege under this Agreement or otherwise.

17.3	Entire Agreement and modifications

This Agreement (including the Schedules) sets forth and will constitute the entire agreement between the parties in respect of the subject matter and supersedes all previous agreements (oral or written), negotiations and communications in respect of the same subject matter.  It may be amended, varied or modified only in writing, signed by a duly authorised person of each of the parties.

17.4	Contracts (Rights of Third Parties) Act 1999

Any third party referred to in clauses 10 and 11 of this Agreement has the right to enforce such rights under this Agreement in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.  Except as stated in this clause 17.5, the parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

17.5	Survival of clauses

The rights and obligations of the parties, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to confidentiality, ownership, indemnification and liability limitations) shall survive the termination of this Agreement.

17.6	Severability

If any provisions herein are found to be illegal or unenforceable on the grounds that they are overly broad or in conflict with applicable laws or policy, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

17.7	No partnership, etc.

The parties acknowledge and agree that nothing in this Agreement or the provision of the Services shall be taken to constitute, create or imply a joint venture, partnership or formal business association of any kind.

17.8	Counterparts

This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

18.	GOVERNING LAW AND JURISDICTION

This Agreement will in all respects be governed and construed in accordance with the laws of England and both parties submit to the exclusive jurisdiction of the English courts.

This Agreement has been signed by the parties' authorised representatives:

For and on behalf of:
DANIEL STEWART & COMPANY PLC

By: PAUL SHACKLETON

Title: HEAD OF CORPORATE FINANCE

Date: 21 - 2 - 2014

For and on behalf of:
ENOVA SYSTEMS INC

By:

Title: CEO

Date: 23-2-2014

16

SCHEDULE 1

SERVICES SCHEDULE

In DS capacity as receiving agent DS shall provide the following Services:

1	Receive the Forms of Confirmation from the Company and Subscription Monies.

2	Make appropriate Money Laundering Enquiries and process for each Form of Confirmation received.

3	DS will nominate a bank account into which the Subscription Monies are paid as they are received in accordance with the terms of the Forms of Confirmation.

4
Subject to the conditions to the Forms of Confirmation being satisfied in full, and upon receipt of written instructions from the Company, or its duly authorised advisers, DS will transfer cleared Subscription Monies and interest as specified from the said separate bank account, to the account set out below:

Bank:
•

Account name: •

Swift Code:  •
Account number: •

          5       DS will instruct the Registrars as necessary.